Exhibit 10.20

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL

TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS

BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE

TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

ArcelorMittal Chicago

Law Department

May 7, 2008

Sun Coke Company

Landmark Center, Suite N-600

1111 Northshore Drive

Knoxville, TN 37919

Attention:	Mr. Mark McCormick

Re:	Sale of the Sparrows Point Business

Dear Mr. McCormick:

We are pleased to inform you that pursuant to the Purchase and Sale agreement (the “Purchase and Sale Agreement”), dated as of March 20, 2008, by and among (i) ArcelorMittal USA Inc. (f/k/a Mittal Steel USA Inc.) and certain of its affiliates, (ii) Joseph G. Krauss, solely in his capacity as the divestiture trustee appointed by the United States District Court for the District of Columbia pursuant to the May 23, 2007 Final Judgment entered by that court, (iii) GAO Severstal (a Russian joint stock company) (“Severstal”), (iv) Severstal Sparrows Point Holding LLC (f/k/a Severstal Sparrows Point Holding Corp.) (“Severstal Holding”) and (v) SSP Railroad Holding LLC, Severstal Holding will acquire all of the membership interests of ISG Sparrows Point LLC (“ISG Sparrows Point”) and related railroad, intellectual property and other assets (the “Sparrows Point Business”), including the Sparrows Point Steel Mill (the “Mill”).

Due to the nature of the transaction, certain contracts that relate to the Sparrows Point Business, including the contracts with affiliates of Sun Coke set forth below (such contracts with affiliates of Sun Coke are hereinafter referred to as the “Coke Supply Contracts”), relate to both the assets being acquired by Severstal and the assets being retained by ArcelorMittal USA Inc. and its affiliates (collectively, “ArcelorMittal”).

1. Coke Purchase Agreement, dated October 28, 2003, by and between ISG Cleveland Inc., ISG Indiana Harbor Inc., ISG Sparrows Point Inc. and Haverhill North Coke Company (“Haverhill”), as amended on December 5, 2003 (the “Haverhill Contract”)

2. Amended and Restated Coke Purchase Agreement, dated October 28, 2003, by and between ISG Cleveland Inc., ISG Indiana Harbor Inc., ISG Sparrows Point Inc. and Jewell Coke Company, L.P. (“Jewell”), as amended on December 5, 2003 the “Jewell Contract”)

It is the intention of ArcelorMittal and Severstal or its designated affiliate to enter into a subcontracting arrangement such that, following the closing date of the Purchase and Sale Agreement, ArcelorMittal or its designated affiliate will deliver to Severstal or its designated affiliate certain goods (the “Subcontracted Goods”) acquired by ArcelorMittal pursuant to the Coke Supply Contracts, subject to the terms of the subcontracting agreement attached hereto as Exhibit A (the “Subcontract”). (The parties hereto acknowledge that such Subcontract does not modify or amend, and is not intended to modify or amend, either the Jewell Contract or the Haverhill Contract.) Capitalized terms used but not otherwise defined in this letter shall have the meaning ascribed to such terms in the Haverhill Contract or the Jewell Contract, as applicable.

By their execution of this letter where indicated and return of the same to ArcelorMittal USA Inc., attention Marc Jeske, Associate General Counsel (via facsimile at (312) 899-3504 or electronic mail to marc.jeske@mittalsteel.com) and effective upon the closing of the sale of the Sparrows Point Business as described above, ArcelorMittal USA Inc., ISG Sparrows Point, Haverhill and Jewell hereby:

(i) acknowledge and agree that, effective as of the consummation of the sale of the Sparrows Point Business pursuant to the Purchase and Sale Agreement, ISO Sparrows Point shall withdraw from the Coke Supply Contracts, shall relinquish all claims, rights or interests in or under the Coke Supply Contracts and shall be released and discharged from all liabilities and obligations under the Coke Supply Contracts; provided, however, that (A) for purposes of the Coke Supply Contracts, “Purchasers’ Requirements” shall be determined as if the Mill is owned by an Affiliate of ArcelorMittal), and (B) ArcelorMittal USA Inc. shall, prior to the consummation of such sale and as a condition thereof, provide a guaranty in a form substantially identical to Exhibit A hereto guarantying the obligations of ISG Cleveland Inc. and ISG Indiana Harbor Inc. under the Coke Supply Contracts;

(ii) consent to the Subcontract and to ArcelorMittal’s entry into the Subcontract and to the provision of Subcontracted Goods by ArcelorMittal or its designated affiliate to Severstal or its designated affiliate pursuant to the terms of the Subcontract;

(iii) agree and acknowledge that none of (A) the consummation of the sale of the Sparrows Point Business to Severstal and its affiliates pursuant to the Purchase and Sale Agreement, (B) the entry into the Subcontract by ArcelorMittal and Severstal or their respective designated affiliates and (C) the performance of the Subcontract, will be deemed a breach of, or default under, any change of control provision, anti-assignment provision or any other provision of the Coke Supply Contracts or applicable law and will not cause the termination of, or give rise to the right to terminate under, or otherwise affect the Coke Supply Contracts;

(iv) agree and acknowledge that the Coke Supply Contracts are in full force and effect according to their respective terms and that no party to either Coke Supply Contract is in breach of the Coke Supply Contracts;

(v) agree and acknowledge that Severstal or its designated affiliate are intended third party beneficiaries of Articles V, IX and X of the Haverhill Contract and Articles V and VI of the Jewell Contract, in each case, with respect to the Subcontracted Goods and that (i) each of Severstal or its designated affiliate may directly enforce the rights provided by such Articles with respect to the quality of such Subcontracted Goods and (ii) Haverhill and Jewell, on the one hand, and Severstal or its designated affiliate, on the other, shall be subject the rights and obligations in respect of Seller Force Majeure Event(s) and Purchaser Force Majeure Event(s) (in the case of the Haverhill Contract), and Force Majeure Events (in the case of the Jewell Contract); and

(vi) agree and acknowledge for the avoidance of doubt that neither Severstal nor its designated affiliate shall have any rights in respect of (A) participating in the Coal Committee, disputes arising out of Coal Committee matters or activities, selecting Coals comprising any Coal Blend; (B) designating Delivery Points in respect of Coke shipments other than to Sparrows Point, MD; (C) stockpiling Coke at the coke plant owned and operated by Haverhill or otherwise; (D) any option to purchase Breeze arising under Section 3.10 of the Haverhill Contract; (E) Section 8.1 or Section 8.2 of the Haverhill Contract; or (F) the determination of the amount of New Governmental Credits pursuant to Section 3.11 of the Haverhill Contract; provided, however, that Severstal or its designated affiliate may instruct ArcelorMittal to designate, and upon such instruction ArcelorMittal shall so designate, Coke shipments for delivery to any other facility or facilities owned or operated by Severstal or one of its affiliates if and only to the extent that Jewell and Haverhill are permitted to deliver such Coke shipments to such locations after taking into account contractual arrangements in respect of such Coke shipments; provided, further, Jewell and Haverhill will use commercially reasonable efforts to enter into contractual arrangements enabling the delivery of such Coke shipments to such other locations, and Severstal shall reimburse Jewell and Haverhill for the reasonable out of pocket expenses incurred by them in connection with entering into such arrangements.

Please send a courtesy copy of this letter when executed to Mayer Brown LLP, attention Jason Wagenmaker (via facsimile at (312) 706-8371 or electronic mail to jwagenmaker@mayerbrown.com). If possible, please also send a hard copy by U.S. mail or overnight courier to Mayer Brown LLP, ATTN: Jason Wagenmaker, 71 S. Wacker, Chicago, IL 60606-4637).

* * * * * * *

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ACKNOWLEDGED AND AGREED
this 7th day of May, 2008:

ARCELORMITTAL USA INC.

By:	/s/ John L. Brett
	Name:	John L. Brett
	Title:	Vice President

ACKNOWLEDGED AND AGREED this 7th day of May, 2008:

HAVERHILL NORTH COKE COMPANY

By:	/s/ Mark McCormick
	Name:	Mark McCormick
	Title:	Secretary

ACKNOWLEDGED AND AGREED this 7th day of May, 2008:

ISG SPARROWS POINT LLC

By:	/s/ Mark McCormick
	Name:	Mark McCormick
	Title:	Secretary

ACKNOWLEDGED AND AGREED this 7th day of May, 2008:

By:	/s/ John L. Brett
	Name:	John L. Brett
	Title:	Vice President

EXHIBIT A

SERVICE PROVISION AGREEMENT

This SERVICE PROVISION AGREEMENT (this “Agreement”), dated as of May 7, 2008, is made by and between ISG Sparrows Point LLC, a Delaware limited liability company (the name of which will be changed to Severstal Sparrows Point, LLC pursuant to the Purchase Agreement) (“Recipient”), and ArcelorMittal Cleveland Inc., a corporation formed under the laws of Delaware (“Provider”). Recipient and Provider are sometimes hereinafter referred to as a “Party” and collectively as the “Parties”.

WHEREAS, Provider and certain of its affiliates and OAO Severstal, a Russian joint stock company, and certain of its affiliates have entered into a Purchase and Sale Agreement, dated as of March 20, 2008 (the “Purchase Agreement”), providing for, among other things, the sale of the membership interests of Recipient to Severstal Sparrows Point Holding LLC (“Steel Purchaser”);

WHEREAS, pursuant to the Purchase Agreement, Recipient is to receive, effective as of the closing date of the Purchase Agreement, (i) blast furnace coke from Haverhill North Coke Company (“Haverhill”) delivered pursuant to the Coke Purchase Agreement, dated October 28, 2003 by and between ISG Cleveland Inc., ISG Indiana Harbor Inc., 1SG Sparrows Point Inc. and Haverhill, as amended on December 5, 2003 (the “Haverhill Agreement”) in an amount equal to 16,929 net tons per calendar month (the “Base Haverhill Coke Tonnage”) and (ii) blast furnace coke from Jewell Coke Company, L.P. (“Jewell”) delivered pursuant to the Amended and Restated Coke Purchase Agreement dated October 28, 2003, by and between ISG Cleveland Inc., 1SG Indiana Harbor Inc., ISG Sparrows Point Inc. and Jewell, as amended on December 5, 2003 (the “Jewell Agreement” and, together with the Haverhill Agreement, the “Coke Supply Agreements”) in an amount equal to 2,988 net tons per calendar month (the “Base Jewell Coke Tonnage and, together with the Base Haverhill Coke Tonnage, the “Base SP Coke Tonnage”); and

WHEREAS, the Parties desire to enter into this Agreement to facilitate the delivery of Haverhill Coke and Jewell Coke (in each case as defined below) to Recipient.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Purchase Agreement.

ARTICLE II

AGREEMENT TO PROVIDE THE SERVICE

Section 2.01 Provision of Service.

(i) On the terms and subject to the conditions contained herein, Provider shall designate Recipient as the recipient of (i) blast furnace coke from Haverhill (“Haverhill Coke”) in an amount equal to the Base Haverhill Coke Tonnage (subject to adjustment as provided in this Section 101) and (ii) blast furnace coke from Jewel (“Jewell Coke”, and together with the Haverhill Coke, the “Sparrows Point Coke”) in an amount equal to the Base Jewell Coke Tonnage (subject to adjustment as provided in this Section 2.01), in each case pursuant to the applicable Coke Supply Agreement, beginning with shipments occurring on or after the closing date of the Purchase Agreement (the foregoing obligation of Provider to designate Recipient as the recipient of Sparrows Point Coke is hereinafter referred to as the “Service”).

(ii) Provider and Recipient acknowledge that (a) Jewell is expected to deliver 58,333 net tons of blast furnace coke per month (the “Expected Jewell Tonnage”) to Recipient (but is only obligated to deliver 690,000 net tons of blast furnace coke per calendar year), Provider and Provider’s affiliates, collectively, pursuant to the Jewell Agreement; and (b) Haverhill is expected to deliver 45,833 net tons of blast furnace coke per month (but is only obligated to delver 539,000 tons of coke per calendar year based upon the “Base Coal Blend” as defined in the Haverhill Agreement), (together with the Minimum Jewell Tonnage the “Expected Combined Coke Tonnage” or “ECCT”) to Recipient, Provider and Provider’s affiliates, collectively, pursuant to the Haverhill Agreement. In each calendar month during the term of this Agreement, in the event the Expected Combined Coke Tonnage is not met through no fault of Provider and for reason(s) beyond Provider’s control, the amount of Haverhill Coke and Jewel Coke to be designated for Recipient during such month shall be automatically adjusted according to the following formulas:

Adjusted Haverhill Coke Tonnage	=	(ECCT - Amount of Coke Shortfall)	X	Base Haverhill Coke Tonnage
ECCT

Adjusted Jewel Coke Tonnage	=	(ECCT - Amount of Coke Shortfall)	X	Base Jewell Coke Tonnage
ECCT

For purposes of the foregoing formulas, the “Amount of Coke Shortfall” shall mean the amount (in net tons), if any, by which the Expected Combined Coke Tonnage during the prior calendar month exceeds the amount of Haverhill Coke and Jewell Coke actually received by Recipient, Provider and Provider’s affiliates, taken as a whole. The result of the foregoing formulas is hereinafter referred to as the “Adjusted Haverhill Coke Tonnage” or the “Adjusted Jewell Coke Tonnage”, as applicable.

(iii) Provider and Recipient acknowledge that (a) the Sparrows Point Coke will be transported via trains that typically have a maximum capacity of approximately 5,600 net tons of blast furnace coke (the “Maximum Train Capacity”) and (b) the Sparrows Point Coke is most cost-effectively transported in bulk amounts equal to the Maximum Train Capacity. At least ten (10) days prior to the first day of any month, Provider may notify Recipient of an anticipated increase or decrease in the Expected Haverhill Coke Tonnage and/or the Adjusted Jewell Coke Tonnage to be designated for delivery to Recipient during such month, with the amount of each such increase or decrease not to exceed 2,750 net tons unless otherwise mutually agreed by Provider and Recipient (each, an “Allowable Adjustment”), provided, however, that the amount of each Allowable Adjustment actually taken in a month shall be subtracted from, or added to, as applicable, the Adjusted Haverhill Coke Tonnage or the Adjusted Jewell Coke Tonnage, as applicable, during the following calendar month, such that Recipient shall on average be designated as the recipient of the Adjusted Haverhill Coke Tonnage and the Adjusted Jewell Coke Tonnage on a monthly basis. For the avoidance of doubt, (i) the Allowable Adjustment for any particular month shall apply separately and in its entirety to the Adjusted Haverhill Coke Tonnage and the Adjusted Jewell Coke Tonnage for such month and (ii) any Adjusted Haverhill Coke Tonnage or Adjusted Jewell Coke Tonnage subject to an Allowable Adjustment from a prior month may be the subject of further Allowable Adjustments in subsequent months in accordance with the foregoing provisions.

(iv) Upon delivery of the Sparrows Point Coke to the Delivery Point (as defined in the Coke Supply Agreements) relating to the Sparrows Point facility, (i) Recipient shall notify Provider in writing of the occurrence of such delivery, (ii) Recipient shall pay Provider in cash all amounts owed by Provider for the Sparrows Point Coke pursuant to the applicable Coke Supply Agreement and (iii) Recipient shall take title to the Sparrows Point Coke.

(v) Recipient shall bear all risk of loss and other liabilities with respect to the Sparrows Point Coke,

(vi) In no event shall the scope of the Service required to be performed hereunder exceed that described in Section 2.01(i).

Section 2.02 Payment. Any payment not made by Recipient when due pursuant to the terms of this Agreement shall be subject to interest from the date on which such payment was due through the date on which such payment is made at a rate of ***** per month (but not to exceed the maximum rate allowable by law). In addition to the charges for the Sparrows Point Coke, Recipient shall pay to Provider amounts equal to any out-of-pocket fees, costs, or expenses or reasonable internal costs incurred by Provider or its Affiliates in connection with Recipient’s non-payment or other failure to perform under this Agreement.

Section 2.02 Disclaimer of Warranty. RECIPIENT ACKNOWLEDGES THAT PROVIDER IS ENTERING INTO THIS AGREEMENT FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED IN THE PURCHASE AGREEMENT. THE PROVIDER MAKES ABSOLUTELY NO REPRESENTATION OR WARRANTY REGARDING THE SPARROWS POINT COKE. THE SPARROWS POINT COKE TO BE PROVIDED BY THE PROVIDER UNDER THIS AGREEMENT IS FURNISHED AS IS, WHERE IS, AND WITHOUT WARRANTY OF ANY KIND.

PROVIDER DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, ADEQUACY, OR COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN.

Section 2.04 Enforcement of Rights. Recipient acknowledges that pursuant to the Letter Agreement by and between ArcelorMittal USA Inc., Haverhill and Jewell dated as of May 7, 2008 (the “Letter Agreement”) it has been recognized as a third party beneficiary of the warranties issued under each of the Coke Supply Agreements. It shall be Recipient’s obligation to enforce such warranties on its own behalf and Provider will have no obligation with respect thereto.

Section 2.05 Taxes. In addition to the fees and other amounts payable by Recipient to Provider under this Agreement, Recipient shall pay any applicable taxes or assessments, including any sales, use or excise taxes, that may be levied or assessed by any government or other taxing authority in connection with this Agreement or the Sparrows Point Coke.

Section 2.06 Use of Sparrows Point Coke. Recipient shall not resell or make available the Sparrows Point Coke to any third party other than any of Recipient’s affiliates. Recipient and its affiliates shall use the Sparrows Point Coke only in Recipient’s operation of the business of the facility located at 1430 Sparrows Point Blvd., Sparrows Point, Maryland 21219-1014 or in the operation of the businesses of Recipient’s affiliates, it being understood that none of Jewell, Haverhill or Provider shall have any obligation to designate Sparrows Point Coke for delivery to any facility other than 1430 Sparrows Point Blvd., Sparrows Point, Maryland 21219-1014 unless otherwise agreed by Recipient and Jewell or Haverhill, as applicable. Notwithstanding the foregoing, Recipient may instruct Provider to designate, and upon such instruction Provider shall so designate, Sparrows Point Coke for delivery to any facility owned or operated by Recipient or its affiliates if Jewell or Haverhill, as applicable, agrees to such designation.

Section 2.07 No Set-Off. Recipient’s obligation to pay fees or make any other required payments under this Agreement shall not be subject to any right of offset, set-off, deduction or counterclaim, however arising.

Section 2.08 Relationship of Parties. Provider is an independent contractor and not an agent, partner, employee or joint venturer of Recipient. Employees or agents of Provider providing the Service to Recipient shall not be deemed employees or agents of Recipient. Provider shall retain the exclusive right of control with respect to its employees and agents.

ARTICLE III

TERM OF SERVICE

Section 3.01 Term. The provision of the Service shall commence on the date of this Agreement and shall terminate upon the earlier of (i) with respect to each Coke Supply Agreement, the date upon which such Coke Supply Agreement terminates, (ii) the date upon which this Agreement is terminated pursuant to Section 3.02 or Section 3.03 and (iii) with respect to each Coke Supply Agreement, the date upon which such Coke Supply Agreement is divided, modified or replicated pursuant to the provisions of Section 3.6(d) of the Purchase Agreement (the “Term”). Upon the expiration of the Term, all rights of Recipient to the Sparrows Point Coke pursuant to this Agreement, the Purchase Agreement or otherwise shall terminate.

Section 3.02 Breach of Agreement. If Recipient shall breach any of its obligations under this Agreement, including any failure to make any payment when due, and Recipient does not cure such breach within ten (10) days after the occurrence of such breach, Provider may terminate this Agreement immediately upon written notice to Recipient.

Section 3.03 Insolvency. Provider may terminate this Agreement immediately upon written notice to Recipient in the event that Recipient (a) ceases to do business in the normal course, (b) becomes or is declared insolvent or bankrupt, (c) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which (in the event of an involuntary proceeding) is not dismissed within ninety (90) calendar days or (d) makes an assignment for the benefit of creditors.

Section 3.04 Effect of Termination. Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07 and 2.08, this Section 3.04 and Article IV shall survive any termination of this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Exculpation. Provider and each of its Affiliates, employees, agents, officers and directors (each a “Provider Party”) shall have no liability for any claims, demands, complaints, liabilities, losses, damages, costs and expenses (collectively, “Losses”) arising from or relating to the provision of the Service or the Sparrows Point Coke except for Losses that are proximately caused by the willful misconduct of such Provider Party. Provider hereby agrees to indemnify, defend and hold harmless Recipient and its Affiliates, employees, agents, officers and directors from and against any and all Losses arising from or relating to the willful misconduct or gross negligence of any Provider Indemnitee in performing its obligations under this Agreement.

Section 4.02 Limit of Liability; Consequential and Other Damages. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR IN THE PURCHASE AGREEMENT, IN NO EVENT SHALL PROVIDER OR ANY PROVIDER PARTY INCUR OR OTHERWISE BE LIABLE TO RECIPIENT OR ANY OTHER PERSON UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR AN AGGREGATE AMOUNT IN EXCESS OF THE FEES ACTUALLY PAID BY RECIPIENT TO PROVIDER UNDER THIS AGREEMENT. IN NO EVENT SHALL PROVIDER OR ANY PROVIDER PARTY BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, WHICH IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF, ITS PERFORMANCE OR NONPERFORMANCE HEREUNDER, OR THE PROVISION OF OR FAILURE TO PROVIDE THE SERVICE OR ANY CONDITION OF ANY SPARROWS POINT COKE.

Section 4.03 No Recourse Against Covered Persons. Notwithstanding anything else to the contrary contained in this Agreement or in the Purchase Agreement, Recipient expressly acknowledges and agrees that in no event shall any director, officer, manager, representative, agent or similar person of Provider or any of its Affiliates have any personal liability with respect to Provider’s obligations hereunder.

Section 4.04 No Liability. None of Provider or any of its Affiliates shall have any liability for the delay or failure of Haverhill or Jewell to perform under the Coke Supply Agreements.

ARTICLE V

MISCELLANEOUS

Section 5.01 No Third Party Beneficiaries. Except as expressly provided in Article IV, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder, whether as third party beneficiaries or otherwise.

Section 5.02 Amendments; Assignment. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each Party. Neither this Agreement nor any of the rights and obligations of a Party hereunder shall be assignable or transferable by such Party without the prior written consent of the other Party. Any attempted assignment that does not comply with the terms of this Section 5.02 shall be null and void.

Section 5.03 Waivers. No failure or delay of either Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have at law or in equity. Any waiver of any provision of this Agreement must be effected pursuant to a writing executed by the waiving Party.

Section 5.04 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand orsent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed or sent by courier service, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows (or at such other address for a Party as shall be specified by notice given in accordance with this Section 5M4):

(i)	if to Provider,

ArcelorMittal USA Inc.

19th Floor

One South Dearborn Street

Chicago, Illinois 60603

Attention: General Counsel

Facsimile: (312) 899-3504

(ii)	if to Recipient,

Severstal North America, Inc.

14661 Rotunda Drive

Dearborn, MI 48120

Attention: Vice President, Purchasing and Transportation

With a copy to:

Severstal Sparrows Point LLC

1430 Sparrows Point Blvd.

Sparrows Point, MD 21219

Attention: Manager, Raw Material Purchasing

and

Severstal North America, Inc.

14661 Rotunda Drive

Dearborn, MI 48120

Attention: Secretary and General Counsel

Section 5.05 Headings; Annex; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. For all purposes hereof, the terms “include” and “including” shall be deemed followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and permitted assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

Section 5.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 5.07 Entire Agreement. This Agreement, together with the Letter Agreement, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

Section 5.08 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 5.09 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York (without giving effect to the principles of conflicts of laws thereof), except to the extent that the laws of such State are superseded by applicable federal law. The Parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court having competent jurisdiction over the Borough of Manhattan, New York, New York. Each of the Parties hereby waives any right to trial by jury in any action or proceeding relating to this Agreement or any actual or proposed transaction or other matter contemplated in or relating to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Service Provision Agreement as of the date first written above.

ISG SPARROWS POINT LLC

By:
Name:
Title:

ARCELORMITTAL CLEVELAND INC.

By:
Name:
Title:

EXHIBIT B

GUARANTY

THIS GUARANTY, dated as of [Insert], (“Guaranty”), is made by ArcelorMittal USA Inc., a Delaware corporation (“Guarantor”), for the benefit of Haverhill North Coke Company, a Delaware corporation (“Haverhill”), and Jewell Coke Company, L.P., a Delaware Limited Partnership (“Jewell”).

Recitals

A. This Guaranty is made pursuant to the following agreements:

(i) Coke Purchase Agreement, dated October 28, 2003, by and between ISG Cleveland Inc. and ISG Indiana Harbor Inc., (collectively, the “Guarantor’s Affiliates”) and Haverhill as amended on December 5, 2003 and on May 7, 2008 (the “Haverhill Contract”)

(ii) Amended and Restated Coke Purchase Agreement, dated October 28, 2003, by and between the Guarantor’s Affiliates and Jewell, as amended on December 5, 2003 and on May 7, 2008 (the “Jewell Contract”)

B. This Guaranty is made for the benefit of Haverhill and Jewell to guarantee the performance by each of the Guarantor’s Affiliates of their respective obligations under, as applicable, the Haverhill Contract and the Jewell Contract (such applicable obligations are referred to herein are collectively referred to as the “Guaranteed Obligations”).

C. It is a condition to Haverhill and Jewell approving a certain subcontracting arrangement with respect to Guarantor’s sale of its Sparrows Point Business as particularly set forth in the letter agreement dated concurrently herewith by and among Guarantor, Haverhill and Jewell (the “Consent”) that Guarantor shall have executed and delivered this Guaranty.

D. Guarantor will obtain benefits from Haverhill and Jewell approving such subcontracting arrangement and, accordingly, desires to execute this Guaranty in order to induce Jewell and Haverhill to execute the Consent.

Guaranty

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby covenants to Jewell and Haverhill as follows:

1. Guarantor guarantees to Haverhill and Jewell the full performance of all Guaranteed Obligations. Guarantor understands, agrees and confirms that Haverhill and Jewell may enforce this Guaranty against the Guarantor without first proceeding against the Guarantor’s Affiliates.

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2. The liability of Guarantor hereunder shall not be affected or impaired by (a) any other continuing or other guaranty, undertaking or maximum liability of Guarantor, or of any other person, as to the obligations and/or performance of the Guarantor’s Affiliates; (b) any reduction of any such other guaranty or undertaking; (e) any payment made to Haverhill or Jewell in respect of the Guaranteed Obligations which Haverhill, Jewell or their respective affiliates repays to the Guarantor’s Affiliates pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding commenced by or against any such Guarantor Affiliate; (d) any permitted assignment by Haverhill or Jewell of any of their rights under, as applicable, the Haverhill Contract or the Jewell Contract; or (e) the sale, transfer or other disposition by Guarantor of any or all of its ownership interest in the Guarantor’s Affiliates; provided, notwithstanding any other provision in this Guaranty, no action shall commence against the Guarantor unless and until written notice of default is first made upon the applicable Guarantor’s Affiliate and Guarantor pursuant to the requirements set forth in the Haverhill Contract or, as applicable, the Jewell Contract, and such Guarantor’s Affiliate or the Guarantor fails to cure such default within the applicable cure period set forth in the Haverhill Contract or, as applicable, the Jewell Contract.

3. Other than the notice required to be given to the Guarantor as specified in Section 2 of this Guarantee, Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Haverhill or Jewell against Guarantor.

4. Haverhill or Jewell may at any time and from time to time without the consent of or notice to the Guarantor, without incurring responsibility to the Guarantor, without impairing or releasing the obligations of the Guarantor hereunder upon or without any terms or conditions and in whole or in part:

(a) Exercise or refrain from exercising any rights against the Guarantor’s Affiliates or otherwise act or refrain from acting;

(b) Settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof; and/or

(c) Consent to or waive any breach of, or any act, omission or default under, as applicable, the Haverhill Contract or, as applicable, the Jewell Contract, or otherwise amend, modify or supplement the Haverhill Contract or, as applicable, the Jewell Contract.

5. This Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

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6. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of Haverhill or, as applicable, Jewell in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which Haverhill or, as applicable, Jewell would otherwise have. Other than the notice required to be given to the Guarantor as specified in Section 2 of this Guarantee, no notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of Haverhill or, as applicable, Jewell to any other or further action in any circumstances without notice or demand. It is not necessary for Haverhill or, as applicable, Jewell to inquire into the capacity or powers of Guarantor’s Affiliates or the officers, directors, or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

7. Subject to Section 2 above, Guarantor waives, to the maximum extent permitted by applicable law, any right to require Haverhill or, as applicable, Jewell to (a) proceed against the Guarantor’s Affiliates or (as applicable) any other person, or (b) pursue any other of its remedies.

8. Guarantor assumes all responsibility for being and keeping itself informed of financial condition and assets of the Guarantor’s Affiliates and of all other circumstances bearing upon the risk of nonpayment or nonperformance of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantor assumes and incurs hereunder, and agrees that neither Haverhill or, as applicable, Jewell shall have no duty to advise the Guarantor of information known to it regarding such circumstances or risks.

9. If and to the extent that Guarantor makes any payment or performance to Haverhill or, as applicable, Jewell pursuant to or in respect of this Guaranty, then any claim which the Guarantor may have against the Guarantor’s Affiliates by reason thereof shall be subject and subordinate to the prior payment and performance in full of the Guaranteed Obligations to Haverhill or, as applicable, Jewell.

10. Guarantor hereby agrees to pay all reasonable out-of-pocket costs and expenses of Haverhill or, as applicable, Jewell (including, without limitation, the reasonable fees and disbursements of counsel employed by Haverhill or, as applicable, Jewell) in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto against the Guarantor.

11. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of Haverhill, Jewell and Guarantor.

12. All notices requests, demands or other communications pursuant hereto shall be made in writing (including telegraphic, telex, facsimile transmission or cable communication)

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and mailed, telegraphed, telexed, transmitted, cabled or delivered to the following addresses (or to such other address(es) designated by Haverhill, Jewell or Guarantor):

If to Haverhill or Jewell:	SunCoke Energy, Inc. Parkside Plaza 11400 Parkside Plaza Drive Knoxville, TN, 37934
Attention: Senior Vice President and General Counsel
FAX: (865) 288-5281
Confirm: (865) 288-5213

If to Guarantor:	ArcelorMittal USA Inc. 1 South Dearborn Street, 19th Floor
Chicago, IL 60606
Attention: Associate General Counsel FAX: (312) 899-3504 Confirm: (312) 899-3768

All such notices and communication shall be mailed, facsimile transmitted, or sent by overnight courier, and shall be effective when received.

13. This Guaranty and the rights and obligations of Haverhill, Jewell and Guarantor shall be governed by and construed in accordance with the law of the State of New York, without giving effect to the conflict of laws rules thereof.

14. This Guaranty may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

* * * * * * * * * * *

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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and delivered at of the date first above written.

ArcelorMittal USA Inc.

By:
Name:
Title:

Acknowledged:

Haverhill North Coke Company

By:
Name:
Title:

Jewell Coke Company, L.P.

By:
Name:
Title:

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